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                                                              EXHIBIT 4.3(b)(2)



Michigan                                       Corporate Special Assets (10-60)
National                                       27777 Inkster Road
Bank                                           Farmington Hills, MI 48333-9065

March 21, 1997

Mr. Alan S. Ker
Chief Financial Officer
Universal Standard Medical Laboratories, Inc.
26500 Northwestern Highway
Southfield, Michigan  48076

RE: MODIFICATION TO SECOND AMENDED AND RESTATED BUSINESS LOAN AGREEMENT AND RELATED DOCUMENTS DATED FEBRUARY 6, 1997

Dear Mr. Ker:

         On February 6, 1997, Michigan National Bank, a national banking association (the "Bank") and Universal Standard Medical Laboratories, Inc., a Michigan corporation (the "Borrower") entered into a Second Amended and Restated Business Loan Agreement. Pursuant to the Loan Agreement, Bank has extended to Borrower the following loans:

         1. Line of Credit in the amount of Five Million, Five Hundred Thousand and 00/100 Dollars ($5,500,000.00);

         2. Term Loan in the amount of Six Million and 00/100 Dollars ($6,000,000.00);

         3. Letter/Line of Credit-B in the amount Fifty Thousand and 00/100 Dollars ($50,000.00).

The loans described in the Loan Agreement shall be referred to in this letter as the "Loans." The Loans are secured by certain collateral described in
Section V of the Loan Agreement.

The Borrower has requested that the Bank agree to certain modifications in the Second Amended and Restated Business Loan Agreement and Related Documents. Bank is willing to make the modifications, subject to the terms and conditions contained in this letter. Therefore, for good and valuable consideration, the receipt and sufficiency of which is expressly acknowledged, the parties agree as follows:

         1. Capitalized terms not defined in this Letter shall have the same meaning given to them in the Second Amended and Restated Business Loan Agreement.

         2. Section III.A. of the Second Amended and Restated Business Loan Agreement is amended to reach in its entirety as follows:
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March 21, 1997
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                 "A.      FINANCIAL REQUIREMENTS.

                          1. Maintain a Cash Flow Coverage Ratio at the end of each of the following calendar quarters, of:

                                  (a)    10/1/96 through 12/31/96 - (2.50) to 1
                                  (b)    1/1/97 through 3/31/97 - .70 to 1
                                  (a)    4/1/97 through 6/30/97 - 1.50 to 1
                                  (a)    7/1/97 through 9/30/97 - 1.75 to 1
                                  (a)    10/1/97 through 12/31/97 - 2.00 to 1

                          2. At the end of each of the above calendar quarters, Borrower's total funded debt excluding debt subordinated to the Bank and approximately $20,000.00 if quarterly Seller note interest payments to cash flow shall at no time be greater than:

                                  (a)    10/1/96 through 12/31/96 - (0.75) to 1
                                  (b)    1/1/97 through 3/31/97 - 3.0 to 1
                                  (a)    4/1/97 through 6/30/97 - 3.0 to 1
                                  (a)    7/1/97 through 9/30/97 - 3.0 to 1
                                  (a)    10/1/97 through 12/31/97 - 3.0 to 1

                                  This ratio shall be calculated with a
                                  numerator equal to total funded debt and a denominator equal to EBITDA for the quarter multiplied by 4.

                          3. Maintain a Current Ratio of not less than 1.0 to 1.0.

                                  All financial requirements described in this
                                  Section III.A. shall be calculated in
                                  accordance with GAAP.

         3. Except as described in this letter, the Loan Agreement and Related Documents will remain in full force and effect. All collateral securing the Loans will continue to secure the Loans.

         4. The modifications described in this letter shall not constitute the establishment of a course of dealing between the parties. Bank reserves, and Borrower expressly acknowledges that Bank has the right to deny any future request for modification or waiver of any of the provisions of the Loan Agreement or the Related Documents.
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March 21, 1997
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         5.      The effectiveness of the modifications contained in this
                 letter are expressly conditioned on the receipt of a modification fee in the amount of $5,000.00. However, Bank agrees to refund the modification fee if Borrower is not in default and makes payment in full of all outstanding Indebtedness of Borrower by April 22, 1997.

         6. Section IX.B. of the Second Amended and Restated Business Loan Agreement provides for the payment by the Borrower of reasonable expenses in connection with the preparation of any amendments, modifications, waivers or consents with respect to the Agreement. Michigan National Bank has expended $4,490.00 for internal legal costs for the preparation, review, waiver and modification of the Second Amended and Restated Business Loan Agreement. Bank requests payment of $4,490.00 as reimbursement of internal legal costs.

         7. This letter agreement shall be governed by and construed in accordance with the laws of the State of Michigan. This letter may be modified only by written instrument signed by both parties to this letter.

         If this letter accurately reflects the understanding of the parties, please execute the letter in the indicated place and return it to me.

                                        Very truly yours,

                                        /s/ Eric L. Johnson

                                        Eric L. Johnson
                                        Corporate Asset Manager

This letter  accurately reflects the understanding of the parties.


Universal Standard Medical Laboratories, Inc.


By:   /s/ Alan S. Ker                          Date:  3/21/
    -----------------------------------------       ---------------------
      Alan S. Ker
Its:  Vice President - Finance and Treasurer